Exhibit 99.1
For Release at 7:00 AM Eastern on May 25, 2010
DSW INC. ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS
•	First quarter comparable store sales increase of 16.2%

•	First quarter diluted EPS of $0.67 versus $0.16 last year

•	Reiterates annual diluted EPS estimate of approximately $1.65 to $1.75
COLUMBUS, Ohio, May 25, 2010 /PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $30.2 million on net sales of $449.5 million for the first quarter ended May 1, 2010, compared with net income of $7.1 million on net sales of $385.8 million for the first quarter ended May 2, 2009. Same store sales increased 16.2% versus a decrease of 4.7% last year.
Diluted earnings per share were $0.67 for the first quarter of fiscal 2010 compared with diluted earnings per share of $0.16 last year.
Fiscal 2010 Annual Outlook
The Company reiterated its estimate of an increase in annual comparable store sales of approximately 6% to 8% and annual diluted earnings per share of approximately $1.65 to $1.75 for fiscal 2010. The estimated year-over-year earnings increase is expected to occur in the first six months of fiscal 2010. The second half performance implied in the guidance recognizes the more challenging last year comparisons for both sales growth and merchandise margins.
The Company will discuss its 2010 annual outlook on its webcasted conference call to be held today.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, or call 866-831-6291 and reference passcode 33033265. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 10768050. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.
About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of May 25, 2010, DSW operated 311 stores in 39 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 355 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; risks related to our cash and investments; the success of dsw.com; RVI’s lease of an office facility; our ability to secure a replacement credit facility upon the expiration of our existing credit facility; and liquidity risks at Retail Ventures and their impact on DSW. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 1,	January 30,
	2010	2010
ASSETS
Cash and equivalents	$141,863	$125,020
Short-term investments	152,358	164,265
Accounts receivable, net	6,195	5,529
Inventories	286,657	262,284
Prepaid expenses and other current assets	21,064	20,762
Deferred income taxes	30,542	29,130

Total current assets	638,679	606,990

Property and equipment, net	204,038	206,424
Goodwill	25,899	25,899
Other assets	18,180	11,443

Total assets	$886,796	$850,756

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$132,103	$120,559
Accrued expenses	101,390	104,160

Total current liabilities	233,493	224,719

Non-current liabilities	96,838	101,156
Total shareholders’ equity	556,465	524,881

Total liabilities and shareholders’ equity	$886,796	$850,756

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	May 1, 2010	May 2, 2009
Net sales	$449,537	$385,846
Cost of sales	(302,172)	(280,865)

Gross profit	147,365	104,981
Operating expenses	(98,220)	(92,878)

Operating profit	49,145	12,103
Interest income, net	785	254
Non-operating expense, net		(395)

Earnings before income taxes	49,930	11,962
Income tax provision	(19,746)	(4,817)

Net income	$30,184	$7,145

Basic and diluted earnings per share:
Basic	$0.69	$0.16
Diluted	$0.67	$0.16

Shares used in per share calculations:
Basic	43,908	44,018
Diluted	44,774	44,289

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